Exhibit (11)  Statement Re: Computation of Earnings Per Share
              (Amounts in thousands, except per share data)

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

                                                   Three Months Ended June 30       Six Months Ended June 30
                                                      1997            1998             1997           1998
                                                   ----------      ----------       ----------    ----------
Basic:

Weighted average shares outstanding                    44,594          51,979          44,228         51,597
                                                   ==========      ==========      ==========     ==========

Income before income taxes and minority interest     $  6,991        $ 12,877        $ 15,206       $ 25,457


Deduct income taxes                                     2,097           3,863           4,540          7,637
Deduct (add) minority interest                             27             (44)            383            (81)
                                                   ----------      ----------      ----------     ----------
Net income                                           $  4,867        $  9,058        $ 10,283       $ 17,901

Per share amount                                     $   0.11        $   0.17        $   0.23       $   0.35

Diluted:

Average shares outstanding                             44,594          51,979          44,228         51,597
Net effect of stock options and warrants -
based on the treasury stock method
using average market price                              2,084           1,746           2,090          1,983
                                                   ----------      ----------      ----------     ----------
Total weighted average shares outstanding              46,678          53,725          46,318         53,580
                                                   ==========      ==========      ==========     ==========

Income before income taxes and minority interest      $ 6,991        $ 12,877        $ 15,206       $ 25,457

Deduct income taxes                                     2,097           3,863           4,540          7,637
Deduct (add) minority interest                             27             (44)            383            (81)
                                                   ----------      ----------      ----------     ----------
Net income                                           $  4,867        $  9,058        $ 10,283       $ 17,901
                                                   ==========      ==========      ==========     ==========
Per share amount                                     $   0.10        $   0.17        $   0.22       $   0.33
                                                   ==========      ==========      ==========     ==========
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